EXHIBIT 99.1 NEWS RELEASE INVESTOR RELATIONS CONTACT: Gordon Parnell - CFO . . . (480) 792-7374

MICROCHIP TECHNOLOGY ANNOUNCES RECORD NET SALES AND
NET INCOME FOR SECOND QUARTER FISCAL YEAR 2007
AND RECORD QUARTERLY CASH DIVIDEND

•	Record net sales of $267.9 million for the September quarter; net sales increased 2.0% sequentially

•	In the September quarter, on a non-GAAP basis, prior to share-based compensation:

•	Record gross margins of 60.45%

•	Record operating profit of 36.4%

•	Record net income of $84.2 million and 31.4%

•	On a GAAP basis, gross margins of 60.45%, operating profit of 34.1% and net income of $79.5 million and 29.7%

•	Net cash generated of $128.5 million during the September quarter before dividend payment of $50.5 million

•	Increased dividend by 6.4% to a record 25 cents per share; Represents an increase of 56.3% from dividend level one year ago

CHANDLER, Arizona - October 25, 2006 - (NASDAQ: MCHP) - Microchip Technology Incorporated, a leading provider of microcontroller and analog semiconductors, today reported results for the three months ended September 30, 2006. Net sales for the second quarter of fiscal 2007 were $267.9 million, up 2.0% sequentially from $262.6 million in the immediately preceding quarter, and up 17.9% from sales of $227.3 million in the prior year’s second fiscal quarter. The Company adopted SFAS No. 123 (revised 2004) “Share-Based Payment” at the beginning of the fiscal year 2007. As such, the Company has included additional information in its disclosures to assist shareholders with appropriate comparative information. Non-GAAP net income for the second quarter of fiscal 2007, which excludes the effect of all share-based compensation expense, was $84.2 million, or 38 cents per diluted share, up 3.4% from non-GAAP net income of $81.4 million, or 37 cents per diluted share, in the immediately preceding quarter; and up 28.2% from GAAP net income of $65.7 million, or 31 cents per diluted share, in the prior year’s second fiscal quarter. GAAP net income for the second quarter of fiscal 2007 was $79.5 million or 36 cents per diluted share. A reconciliation of GAAP to non-GAAP earnings per share is included as part of this press release.

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Microchip also announced today that its Board of Directors has declared a quarterly cash dividend on its common stock of 25 cents per share. The quarterly dividend is payable on November 22, 2006 to stockholders of record on November 8, 2006. Microchip initiated quarterly cash dividend payments in the third quarter of fiscal 2003.

Microchip also announced today that its Board of Directors has promoted Mr. Ganesh Moorthy to Executive Vice President of Microchip.

Microchip also announced today that its Board of Directors has authorized a buy-back of up to 10 million shares of Microchip common stock in the open market or in privately negotiated transactions. The purchases will depend upon market conditions, interest rates and corporate considerations.

“In the face of challenging industry conditions, Microchip delivered record results in net sales, operating profit and net income in the September quarter. Net sales for the quarter ended up at approximately the mid-point of our updated guidance which we provided on September 20, 2006,” said Steve Sanghi, Microchip’s President and CEO. “As we indicated in that update, the Christmas builds in Asia were delayed from our initial expectations, impacting net sales from our original forecasts. Our factory in Thailand is operating at normal levels post the military coup in that country.”

“Sixteen-bit microcontrollers achieved 53% growth sequentially and 210% over the year ago quarter, albeit from a small base,” said Ganesh Moorthy, Microchip’s Executive Vice President. “Two and one-half years since the start of production, we believe our 16-bit microcontollers have now reached the tipping point. A large number of designs are turning to production, and we expect continued strong growth ahead.”

“Flash microcontrollers grew 6.7% sequentially and 42.3% over the year ago quarter, and now represent approximately 64% of total microcontroller revenues,” added Mr. Moorthy.

Mr. Sanghi continued, “Geographically, Asia was our strongest territory in the September quarter, growing approximately 4.5% sequentially, while both Americas and Europe were essentially flat. Europe’s performance, in the summer vacation quarter, delivered results above normal seasonality.”

“We achieved record gross margins of 60.45% and non-GAAP operating margins of 36.4% in the September 2006 quarter,” Mr. Sanghi added.

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Sanghi continued, “We are also pleased to be increasing our quarterly dividend payment to our shareholders by 6.4% sequentially, to 25 cents per share. The increase in dividends and the 10 million share buy-back authorization announced today continue to evidence Microchip’s commitment to return value to our shareholders.”

Gordon Parnell, Microchip’s Chief Financial Officer, said, “Inventory days on our balance sheet at the end of September, prior to the effects of share-based compensation, were 99 days, down 2 days from the inventory levels at June 30, 2006. Inventory days including the effects of share-based compensation at the end of September were 101 days.”

“Inventory in the distribution channel at the end of September 2006 was 1.9 months, down from 2.0 months as of the end of June 2006,” Mr. Parnell added. “Combined channel inventories in support of our customers at the end of September 2006 are at the lowest levels in our business in the last several years.

Mr. Sanghi said, “The outlook for the December quarter continues to be challenging. We expect distributors to continue to reduce inventories in response to the industry leadtimes and overall conditions. This was certainly reflected in the book-to-bill ratio for the September quarter, which was 0.94. Although this is normally a stronger quarter for Asia, our customers’ response to date has been rather muted. Additionally, it is a seasonally weak quarter in the Americas and Europe because of the Christmas holidays.”

“With all the variables that we are monitoring in our business, we are anticipating revenues to be down approximately 5% in the December quarter. Earnings per share are expected to be about 36 cents on a non-GAAP basis, excluding the effect of share-based compensation. EPS on a GAAP basis is expected to be about 33 cents,” Sanghi concluded.

Microchip’s Recent Highlights:

•
Microchip continued its tradition of innovation in the 8-bit microcontroller space with the PIC18F97J60 family, which integrates a full Ethernet controller to provide embedded systems designers with a single-chip remote-communication solution for a wide range of applications. Other recent high-end 8-bit introductions included a family of Controller Area Network microcontrollers with large memory and small package sizes for automotive and industrial applications, and a family with an onboard 12-bit analog-to-digital converter (ADC) that eliminates the cost and complexity of interfacing to an external ADC, while providing the precision required for high-speed, high-resolution sensor measurements in applications such as medical, industrial and utility metering.

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•
Activity with Microchip’s burgeoning 16-bit microcontrollers was also strong last quarter, with 10 more devices going into volume production, bringing the total number of 16-bit microcontrollers and digital signal controllers in production to 75. Additionally, Microchip became the first 16-bit supplier to offer advanced security features that allow multiple parties in a collaborative system design to share the memory, interrupts and peripherals of a single chip without compromising their intellectual property. Called CodeGuard™ security, this memory segmentation reduces system costs for OEMs and their design partners by eliminating the need to store programs on separate chips.

•
Microchip squeezed its Baseline 8-bit PIC® microcontrollers into an even smaller package, the 2x3 DFN, which allows the Company to serve an ever-widening range of low-cost, space-constrained, non-traditional applications for digital intelligence.

•
Microchip added debugging capability to its popular and low-cost PICkit™ 2 Flash Starter Kit tool, enabling engineers, students and anyone with an interest to easily begin development and evaluation with PIC microcontrollers for a very low initial investment. The new PICkit 2 Debug Express Kit features a 44-pin demo board populated with a PIC16F917 microcontroller, and connects to any personal computer via USB.

•
On the analog front, Microchip broadened its portfolio with three new product families of 1.5 amp low-dropout regulators, battery charge-management controllers and the first amplifiers with a gain-select pin in place of a negative input-pin, enabling digital gain control for better system accuracy and dynamic range.

•
Microchip was named a Loyalty Leader in The Walker Loyalty Report for the Semiconductor Industry, conducted by Walker Information in partnership with EE Times magazine. Microchip was one of only eight semiconductor companies, out of the 53 evaluated, to receive this designation of superior customer and brand loyalty.

•
To provide additional levels of customer support, Microchip launched a global network of 32 Regional Training Centers to meet engineers' needs for more technical training more often. Additionally, the 10th “Microchip’s Annual Summer Technical Exchange Review” (MASTERs) conference in Arizona experienced another record year for attendance with more than 1,000 worldwide embedded system designers attending the four-day event for intensive hands-on workshops and lecture courses on how to use Microchip’s products.

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•
During the quarter, Microchip shipped 16,275 new development systems. This brisk pace demonstrates the continued strong acceptance of Microchip’s products. The total cumulative number of development systems shipped now stands at 469,662.

•
Demonstrating its ongoing efforts to practice good corporate citizenship through sound environmental practices, Microchip’s Fab 4 facility in Gresham, Oregon received an Oregon Green Permit, a 10-year permit given by the Oregon Department of Environmental Quality to recognize facilities that go beyond compliance to reduce environmental impact.

•
On the Microchip website, Really Simple Syndication (RSS) capability was added to provide customers with easy access to the latest technical and product information, and the Intelligent Power Supply Design Center debuted.

Third Quarter Fiscal 2007 Outlook:

The following statements are based on current expectations. These statements are forward-looking, and actual results may differ materially.

•	Net sales for the quarter ending December 31, 2006 are currently anticipated to be down approximately 5% from the September 2006 quarter.

•
Gross margins before the effect of share-based compensation for the quarter ending December 31, 2006 are expected to be approximately 60.25%. Gross margins including the effect of share-based compensation are anticipated to be approximately 59.6%. The quarter ending December 31, 2006 is the first quarter that gross margins will be impacted by the effect of share-based compensation. Generally, gross margins fluctuate over time, driven primarily by the mix of microcontrollers, analog products and memory products sold; variances in manufacturing yields; fixed cost absorption; wafer fab loading levels; pricing pressures in our non-proprietary product lines; and competitive and economic conditions.

•
Non-GAAP operating expenses for the quarter ending December 31, 2006 are expected to be approximately 24.5% to 24.75%, prior to the effects of all share-based compensation expense. Operating expenses on a GAAP basis for the quarter ending December 31, 2006 are anticipated to be approximately 27.0% to 27.25%. Operating expenses fluctuate over time, primarily due to revenue and profit levels.

•	The tax rate for the quarter ending December 31, 2006 is anticipated to be approximately 24%.

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•
Earnings per diluted share for the quarter ending December 31, 2006 are anticipated to be about 33 cents on a GAAP basis, and approximately 36 cents on a non-GAAP basis, excluding the effect of all share-based compensation expense.

•
The level of inventories fluctuates over time, primarily due to sales volume and overall capacity utilization. Based on our sales guidance, on both a GAAP and non-GAAP basis, inventories at December 31, 2006 are anticipated to be up approximately 7 days compared with the September 2006 quarter.

•
Capital expenditures for the quarter ending December 31, 2006 are expected to be approximately $15 million, and capital expenditures for fiscal 2007 are expected to total approximately $70 million. The level of capital expenditures varies from time to time as a result of actual and anticipated business conditions.

•
Based on cash projected to be generated from operations and current projected capital expenditure levels, we expect net cash generation during the December quarter of approximately $100 million before the dividend payment of $54 million announced today. This amount is before the effect of any stock buy-back activity.

Use of Non-GAAP Financial Measures:

SFAS 123(R) requires us to estimate the cost of certain forms of share-based compensation, including employee stock options and awards under our employee stock purchase plan (ESPP Plan), and to record a commensurate expense in the income statement. Share-based compensation expense is a non-cash expense that varies in amount from period to period and is affected by market forces that are difficult to predict and are not within the control of management, such as the price of our common stock.

Accordingly, management excludes this item from its internal operating forecasts and models. We are showing non-GAAP gross margin, non-GAAP research and development expenses, non-GAAP selling, general and administration expenses, non-GAAP net income, and non-GAAP diluted earnings per share, all of which excludes all share-based compensation expense, to permit additional analysis of our performance. Management believes these non-GAAP measures are useful to investors because they enhance the understanding of our historical financial performance and comparability between periods. Many of our investors have requested that we disclose this non-GAAP information because they believe it is useful in understanding our performance as it excludes non-cash charges that many investors feel may obscure our true operating costs. Management uses these non-GAAP measures to manage and assess the profitability of its business and does not consider share-based compensation expense, which is a non-cash charge, in managing its operations. Specifically, we do not consider share-based compensation expense when developing and monitoring budgets and spending. Our determination of the above non-GAAP measures might not be the same as similarly titled measures used by other companies, and it should not be construed as a substitute for gross margin; research and development expenses; selling, general and administrative expenses; net income and diluted earnings per share determined in accordance with GAAP. There are limitations associated with using non-GAAP measures, including that they exclude financial information that some may consider important in evaluating our performance.

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MICROCHIP TECHNOLOGY INCORPORATED AND SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP
CONDENSED CONSOLIDATED STATEMENT OF INCOME
(in thousands except per share amounts)
(Unaudited)

	Three Months Ended September 30, 2006			Three Months Ended September 30, 2005
	GAAP	Adjustments (1)	Non-GAAP	GAAP	Adjustments (2)	Non-GAAP
Net sales	$267,934	0	267,934	$227,298	0	227,298
Cost of sales	105,973	0	105,973	92,742	0	92,742
Gross profit	161,961	0	161,961	134,556	0	134,556
	60.45%		60.45%	59.20%		59.20%

Operating expenses:
Research and development	29,084	(2,522)	26,562	23,637	0	23,637
Selling, general and administrative	41,518	(3,646)	37,872	31,624	0	31,624
	70,602	(6,168)	64,434	55,261	0	55,261
	26.35%		24.05%	24.31%		24.31%

Operating income	91,359	6,168	97,527	79,295	0	79,295
	34.10%		36.40%	34.89%		34.89%

Other income, net	13,230	0	13,230	7,090	0	7,090

Income before income taxes	104,589	6,168	110,757	86,385	0	86,385

Income taxes	25,101	1,481	26,582	20,732	0	20,732

Net income	$79,488	$4,687	$84,175	$65,653	0	$65,653

Basic net income per share	$0.37	$0.02	$0.39	$0.31	$0.00	$0.31

Diluted net income per share	$0.36	$0.02	$0.38	$0.31	$0.00	$0.31

Basic shares used in calculation	215,025	0	215,025	209,424	0	209,424
Diluted shares used in calculation	220,128	(1,106)	219,022	214,688	0	214,688

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MICROCHIP TECHNOLOGY INCORPORATED AND SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP
CONDENSED CONSOLIDATED STATEMENT OF INCOME
(in thousands except per share amounts)
(Unaudited)

	Six Months Ended September 30, 2006			Six Months Ended September 30, 2005
	GAAP	Adjustments (1)	Non-GAAP	GAAP	Adjustments (2)	Non-GAAP
Net sales	$530,491	0	530,491	445,825	0	445,825
Cost of sales	210,046	0	210,046	183,764	0	183,764
Gross profit	320,445	0	320,445	262,061	0	262,061
	60.41%		60.41%	58.78%		58.78%

Operating expenses:
Research and development	57,108	(4,813)	52,295	47,032	0	47,032
Selling, general and administrative	82,297	(7,160)	75,137	62,705	0	62,705
	139,405	(11,973)	127,432	109,737	0	109,737
	26.28%		24.02%	24.61%		24.61%

Operating income	181,040	11,973	193,013	152,324	0	152,324
	34.13%		36.38%	34.17%		34.17%

Other income, net	24,844	0	24,844	14,358	0	14,358

Income before income taxes	205,884	11,973	217,857	166,682	0	166,682

Income taxes	49,412	2,874	52,286	40,005	0	40,005

Net income	$156,472	$9,099	$165,571	$126,677	0	$126,677

Basic net income per share	$0.73	$0.04	$0.77	$0.61	$0.00	$0.61

Diluted net income per share	$0.71	$0.05	$0.76	$0.59	$0.00	$0.59

Basic shares used in calculation	214,362	0	214,362	208,945	0	208,945
Diluted shares used in calculation	220,869	(1,646)	219,223	214,128	0	214,128

(1)
Adjustments consist of share-based compensation, related tax effect, and the impact on the treasury stock method under SFAS 123(R). The treasury stock method used to calculate GAAP weighted average shares outstanding requires amounts related to compensation costs attributable to future services and not yet recognized in the financial statements to be treated as proceeds that are assumed to be used to repurchase shares. As a result, this increases the total number of weighted average shares for purposes of calculating GAAP weighted average shares outstanding (diluted). Since Microchip does not include the effects of these compensation costs in its non-GAAP net income, management believes these amounts should not be applied to the repurchase of shares in calculating non-GAAP net income per share, and, accordingly, adds such shares back into weighted average shares outstanding for purposes of calculating non-GAAP net income per share.

(2)	For the three and six months ended September 30, 2005, no share-based compensation was recorded for stock options or for our employee stock purchase plan, as we had not yet adopted SFAS 123(R).

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MICROCHIP TECHNOLOGY INCORPORATED AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

ASSETS

	September 30, 2006 (Unaudited)	March 31, 2006

Cash and short-term investments	$612,015	$764,764
Accounts receivable, net	123,112	139,361
Inventories	117,584	115,024
Other current assets	96,190	99,680
Total current assets	948,901	1,118,829

Property, plant & equipment, net	638,592	659,972
Long-term investments	653,413	520,360
Other assets	50,354	51,435

Total assets	$2,291,260	$2,350,596

LIABILITIES AND STOCKHOLDERS’ EQUITY

Short-term debt	$80,800	$268,954
Accounts payable and other accrued liabilities	246,700	240,534
Deferred income on shipments to distributors	98,207	99,481
Total current liabilities	425,707	608,969

Pension accrual	854	801
Deferred tax liability	15,034	14,637

Stockholders' equity	1,849,665	1,726,189

Total liabilities and stockholders' equity	$2,291,260	$2,350,596

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MICROCHIP TECHNOLOGY INCORPORATED AND SUBSIDIARIES
RECONCILIATION OF NET INCOME AND DILUTED EARNINGS PER SHARE
TO NON-GAAP NET INCOME AND NON-GAAP DILUTED EARNINGS PER SHARE

(in thousands except per share amounts)
(Unaudited)

	Three Months Ended September 30, 2006		Six Months Ended September 30, 2006
	2006	2005	2006	2005

GAAP net income	$79,488	$65,653	$156,472	$126,677

Share-based compensation expense, net of tax	4,687	0	9,099	0

Non-GAAP net income	$84,175	$65,653	$165,571	$126,677

Diluted GAAP net income per share	$0.36	$0.31	$0.71	$0.61
Diluted Non-GAAP net income per share	$0.38	$0.31	$0.76	$0.59

Diluted GAAP shares used in calculation	220,128	209,424	220,869	208,945
Diluted non-GAAP shares used in calculation	219,022	214,688	219,223	214,128

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Conference Call and Updates:

Microchip will host a conference call today, October 25, 2006 at 6:00 p.m. (Eastern Time) to discuss this release. This call will be simulcast over the Internet at www.microchip.com. The webcast will be available for replay until November 1, 2006.

A telephonic replay of the conference call will be available at approximately 8:00 p.m. (Eastern Time) October 25, 2006 and will remain available until 5:00 p.m. (Eastern Time) on November 1, 2006. Interested parties may listen to the replay by dialing 719-457-0820 and entering access code 3092499.

Cautionary Statement:

The statements in this release relating to 16-bit microcontrollers reaching the tipping point, a large number of 16-bit microcontroller designs turning to production, expected continued strong 16-bit microcontroller growth, that the increase in dividends and the 10 million share buy-back continue to evidence our commitment to return value to our shareholders, the outlook for the December quarter being challenging, our expectation for distributors to continue to reduce inventories, the December quarter normally being stronger for Asia but the response being muted, the December quarter being a seasonally weak quarter for the Americas and Europe, our expectation for revenues to be down approximately 5%, for non-GAAP EPS of approximately 36 cents and GAAP EPS of approximately 33 cents for the quarter ending December 31, 2006 quarter, the continued strong acceptance of Microchip’s products, and the statements containing our GAAP and non-GAAP guidance (as applicable) for the quarter ending December 31, 2006 with respect to net sales, gross margins, operating expenses, tax rate, earnings per diluted share, days of inventory, capital expenditures for the quarter ending December 31, 2006 and for fiscal 2007, net cash generation and future stock repurchases are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties that could cause our actual results to differ materially, including, but not limited to: changes in demand or market acceptance of our products and the products of our customers; the mix of inventory we hold and our ability to satisfy short-term orders from our inventory; changes in utilization of our manufacturing capacity; our ability to continue to secure sufficient assembly and testing capacity; competitive developments including pricing pressures; the level of orders that are received and can be shipped in a quarter; the level of sell-through of our products through distribution; changes or fluctuations in customer order patterns and seasonality; foreign currency effects on our business; costs and outcome of any current or future tax audit or any litigation involving intellectual property, customers or other issues; disruptions in our business or the businesses of our customers or suppliers due to natural disasters, terrorist activity, armed conflict, war, worldwide oil prices and supply, public health concerns or disruptions in the transportation system; and general economic, industry or political conditions in the United States or internationally.

For a detailed discussion of these and other risk factors, please refer to Microchip's filings on Forms 10-K and 10-Q. You can obtain copies of Forms 10-K and 10-Q and other relevant documents for free at Microchip’s Web site (www.microchip.com) or the SEC's Web site (www.sec.gov) or from commercial document retrieval services.

Stockholders of Microchip are cautioned not to place undue reliance on our forward-looking statements, which speak only as of the date such statements are made. Microchip does not undertake any obligation to publicly update any forward-looking statements to reflect events, circumstances or new information after this October 25, 2006 press release, or to reflect the occurrence of unanticipated events.

About Microchip:

Microchip Technology Inc. is a leading provider of microcontroller and analog semiconductors, providing low-risk product development, lower total system cost and faster time to market for thousands of diverse customer applications worldwide. Headquartered in Chandler, Arizona, Microchip offers outstanding technical support along with dependable delivery and quality. For more information, visit the Microchip Web site at www.microchip.com.

The Microchip name and logo, PIC and dsPIC are registered trademarks of Microchip Technology Incorporated in the U.S.A. and in other countries. PICkit and CodeGuard are trademarks of Microchip Technology Incorporated in the U.S.A. and in other countries. All other trademarks mentioned herein are property of their respective companies.

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